CounterPath Announces $5 Million At-The-Market Equity Offering Program

VANCOUVER, BC, Canada — August 28, 2020 — CounterPath Corporation (NASDAQ: CPAH) (TSX: PATH) (the “Company” or “CounterPath”), a global provider of award-winning Unified Communications and Collaboration (UCC) solutions for enterprises and service providers, is pleased to announce that it has filed a prospectus supplement with the Securities and Exchange Commission ("SEC"), pursuant to which it may offer and sell shares of its common stock (the "Shares") having an aggregate offering price of up to $5,000,000 from time to time through an "at-the-market" equity offering program (the "ATM Program"). The Company currently intends to use the net proceeds from sales of the Shares under the ATM Program for general corporate purposes, which may include repayment of indebtedness, increasing working capital or financing acquisitions and capital expenditures. The timing of any sales will depend on a variety of factors.

The Shares will be offered through A.G.P./Alliance Global Partners ("A.G.P."), as sole sales agent. A.G.P. may sell Shares by any method permitted by law deemed to be an "at-the-market offering" as defined in Rule 415 of the Securities Act of 1933, as amended, by means of ordinary brokers' transactions on the Nasdaq Stock Market and such other sales as agreed upon by the Company and A.G.P. Sales may be made at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices and, as a result, sales prices may vary. No sales of Shares will be made in Canada, to anyone known by A.G.P. to be a resident of Canada or over or through the facilities of the Toronto Stock Exchange. Under the terms of the sales agreement entered into between the Company and A.G.P., A.G.P. will be entitled to a commission at a fixed rate of 3.0% of the gross proceeds from each sale of Shares under the agreement.

The Company's prospectus supplement filed today with the SEC adds to, updates or otherwise changes information contained in the accompanying prospectus contained in a shelf registration statement on Form S-3 (File No. 333-236604) for the offering of Shares. Prospective investors should read the prospectus, the prospectus supplement and other documents the Company has filed with the SEC (some of which are incorporated by reference into the prospectus and prospectus supplement) for more complete information about the Company and the ATM Program.  Before making an investment decision regarding the Shares, please read the prospectus, including the related prospectus supplement, and other documents the company has filed, or will be filed, with the SEC for more complete information about the company, the Shares and the ATM Program. Copies of the prospectus, the prospectus supplement and the registration statement may be obtained, without charge, by visiting the SEC's website at www.sec.gov or by contacting: A.G.P./Alliance Global Partners, at 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About CounterPath
CounterPath Corporation (NASDAQ: CPAH) is revolutionizing how people communicate in today’s modern mobile workforce. Its award-winning Bria solutions for desktop and mobile devices enable organizations to leverage their existing PBX and hosted voice call servers to extend seamless and secure unified communications and collaboration services to users regardless of their location and network. CounterPath technology meets the unique requirements of several industries, including the contact center, retail, warehouse, hospitality, and healthcare verticals. Its solutions are deployed worldwide by 8x8, Airbnb, AmeriSave, Aspect, BT, Citibank, Comcast, Fusion, Fuze, Honeywell, Liberty Global, Windstream and others. Learn more at counterpath.com and follow us on Twitter @counterpath.

Contacts:

David Karp

Chief Executive Officer

Email: dkarp@counterpath.com

Tel: (604) 628-9364